EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 13, 2009, with respect to the statement of condition including the related portfolio of Investment Grade Municipal Trust, Series 97 (included in Van Kampen Unit Trusts, Municipal Series
821) as of August 13, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-160542) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
August 13, 2009